Exhibit 11

MUFG Group Code of Conduct 2020 MUFG

01 Be the company with enduring trust Message from the Group CEO Allow me to pose this question to all of you, my MUFG colleagues: What do you consider the most important asset for financial institutions? My answer? “Trust” – of our customers and society. Our company is able to do business because of the indispensable trust of our customers and society – the trust that our predecessors earned and bestowed on us over our long history. Trust is especially relevant right now. Hardly a day passes that we do not hear of new digital technologies and the deep disruptions they bring to industry and society. These disruptions can be unsettling to financial customers in particular, and trust is indispensable if they are to use our services with confidence. Our mandate is clear at MUFG: “Be the company with enduring trust” under all circumstances. This is the reason for our Code of Conduct. It lays stepping stones to define the path of responsible decision-making through uncertain times. It also informs our day-to-day behavior and helps guide us to do the right thing at all times. In other words, our trust is founded on the “right actions” you and I take every day. There are times when we struggle to make a decision. In such cases, we should refer to the Code of Conduct as our guide. One good way to gauge if we are doing the right thing is to ask ourselves: Can we explain our choices with honor to our family and friends? If you notice anything that might contravene our standards of conduct – even slightly – report it immediately to your supervisor or internal whistleblowing system. Do not hesitate. Reporting these matters is the right thing to do, and is everyone’s sacred responsibility. MUFG Group entities are fully committed to cultivating an atmosphere of speaking freely without fear. Your courage is appreciated by the firm, which is responsible for responding appropriately. No repercussions will ever be taken against a colleague who makes a sincere, honest report in order to protect what’s right. Put simply, the Code of Conduct is not just for reading. It is for action – literally. Being the company with the enduring trust of our customers and society depends on each of us – all of us – doing the right thing in our day-to-day work. Always. ruest standards are within our own hearts. When struggling to at work, we should April 2020 Hironori Kamezawa Member of the Board of Directors, President & Group CEO

02 Contents Contents Message from the Group CEO 01 Introduction Corporate Vision and Code of Conduct    03 Corporate Vision 04 About the Code of Conduct · 06 Failure to Abide by the Code of Conduct 07 Roles and Responsibilities of Managers · 08 Code of Conduct Structure of the Code of Conduct 09 Chapter 1.    Customer Focus 10 - Honesty and Integrity11 Ensuring Quality 12 Exceeding Customer Expectations 13 Chapter 2.    Responsibility as a Corporate Citizen 14 Adherence to Laws and Rules ··· 15 Prevention of Financial Crime 16 Contributing to Society · 17 Chapter 3.    Attitudes and Behaviors in the Workplace 18 Challenge Ourselves to Grow 19 Collaborative and Professional Working Environment20 Protecting MUFG’s Assets and Property 21 Reporting Problem Situations and Seeking Advice 22

3 Corporate Vision and of Code Conduct Chapter The diagram below illustrates the relationship between our Corporate Vision and Code of Conduct. Our Corporate Vision serves as a set of values that illustrate our basic policy in conducting our business activities, as well as a guideline for all activities of the group. Our Code of Conduct serves as the standard for all group employees to make decisions 2 and act on a daily basis, and is essential to realizing our Corporate Vision. Chapter Our Mission 1 Vision Chapter Our Vision Corporate Our Values Chapter 1 Chapter 2 Chapter 3 Conduct of Code Conduct Customer Responsibility Attitudes in the of Focus as a Corporate Workplace Citizen Code Acting to achieve the Corporate Vision “Culture” Culture refers to the patterns of thinking and behavior shared by all staff. This includes both Introduction explicit written documents, such as our Corporate Vision and Code of Conduct, and norms that are shared implicitly among all staff. 03 Corporate Vision The corporate vision serves as the basic policy in conducting our business activities, and provides guidelines for all group activities. The corporate vision also is the foundation for management decisions, including formulating management strategies and management plans, and serves as the core value for all staff. Our Mission To be a foundation of strength, committed to meeting the needs of our customers, serving society, and fostering shared and sustainable growth for a better world.

2 Our Vision —Be the world’s most trusted financial group— Work together to exceed the expectations of our customers Strive to understand and respond to the diverse needs of our customers. Maintain and expect the highest levels of professionalism and expertise, supported by our consolidated strength. Provide reliable and constant support to our customers Give the highest priority to protecting the interests of our customers. Promote healthy, sustainable economic growth. Maintain a robust organization that is effective, professional, and responsive. Expand and strengthen our global presence Leverage our strengths and capabilities to attract a loyal global customer base. Adapt rapidly to changes in the global economy and their impact on the needs of our customers. 04

Our Values Chapter Integrity and Responsibility Strive to be fair, transparent, and honest. Always act responsibly in the best interests of customers and society, building long-term stakeholder relationships and giving back to our communities. 2 Professionalism and Teamwork Respect the diversity of our fellow workers and foster a strong spirit of teamwork. Expect the highest levels of professionalism. Chapter Challenge Ourselves to Grow Adopt a global perspective to anticipate trends and opportunities for growth. Create and sustain a responsive and dynamic workplace where everyone can focus on providing outstanding customer service and embrace new challenges. 1 Chapter Conduct of Code Introduction 05

About the Code of Conduct (1) The Code of Conduct is designed to provide guidance in times of doubt, or when we find it difficult to know if we are making the right choice. (In some cases, the Code of Conduct may be supplemented by additional entity or location specific guidelines, which provide further specific guidance.) (2) In situations where you feel uncertain, you should consider the following: Is the conduct in line with the Code of Conduct, and internal and external laws, rules, and regulations? Am I deceiving myself to rationalize my behavior? Is there any possibility that others might regard the conduct as inappropriate? Would I do the same thing to my family or those that are close to me? (3) All staff must undergo training on the Code of Conduct once a year, as a general rule. In addition, each member of staff must make an attestation, in a form determined by the relevant Group entity, that he or she will abide by the MUFG Code of Conduct. Phrases to Watch Out For Be careful if you catch yourself or others using language such as: “Just this once…” “Everyone else is doing it” “Don’t argue” “It’s urgent so we need to make an exception” “It wouldn’t be mature to rock the boat” Do not fall into the trap of failing to think critically. Take the time to think carefully, and do the right thing. 06

4 Failure to Abide by the Code of Conduct All staff must abide by the Code of Conduct, as well as applicable laws and Chapter regulations, and rules, protocols, and procedures, and other guidelines determined by Group MUFG entities. Any conduct that fails to meet these standards may result in disciplinary measures, up to and including termination of employment, in accordance with the employment regulations and other rules established separately by individual MUFG companies. Staff may be held 2 personally responsible for conduct that damages the reputation and trust of an MUFG company or damages the company’s interests. Chapter Staff may also be held responsible for the action or inaction of others if they fail to take action despite knowing about inappropriate behavior or conduct on the part of others that is likely to have a serious negative impact on the trust or interests of any Group entity, or if they ignore any such conduct despite being in a position 1 of responsibility requiring them to know about it. Chapter In addition, staff conduct may be reported to the relevant authorities, which could result in a fine, loss of the qualification to work in the financial industry, and/or even imprisonment. What happens if I cannot exceed customer expectations or achieve growth and new challenges? Does that mean I will be subject to disciplinary measures for failing to abide by the Code of Conduct? The code of conduct contains a mixture of different guidelines. Items like “Acting with honesty and integrity,” and “Prevention of financial crime” must be followed at all times. Conduct Others, including “Exceeding customer expectations” and “growth and challenges” are of more like targets that you should aim toward. But no member of staff will be subject to disciplinary measures merely for failing to meet these targets. Code Conduct Risk In addition to violation of existing rules (such as regulations), behavior that i.) is contrary to social norms, ii.) contravenes business customs or market practices, or iii.) does not consider things from the customers’ perspective, could be detrimental to the interests of Introduction stakeholders, such as customers and shareholders, and as a result, have a negative impact on our corporate value, profit, and reputation. This risk is called “conduct risk.” 07

Roles and Responsibilities of Managers Managers have several additional roles and responsibilities. (“Manager” here refers primarily to Managing Directors, Directors, and general, chief and senior managers with responsibility for leading a team.) 1 Lead by example and be proactive about acting ethically in accordance with the MUFG Corporate Vision and the Code of Conduct. 2 Work to ensure that staff under your supervision understand the content of the MUFG Corporate Vision and the Code of Conduct in a manner appropriate to the respective organization. 3 Foster an environment where all staff feel comfortable raising concerns when they are struggling to reach a work-related decision or facing a problem. 4 Strictly avoid any conduct that could be construed as an abuse of your position. Take appropriate, timely action when a problem has arisen, either addressing the issue directly or escalating appropriately. The Importance of Listening As a supervisor, how do you respond when one of your team comes to you with a problem? Do you give them your attention, or simply ask what they want without even looking up from your desk? When someone comes to you for advice, it is important to take the time to listen carefully and with an open mind to what they have to say. Particularly in the case of a problem that might touch on the Code of Conduct, it is vital to take appropriate measures promptly before the problem gets out of hand. Remember: the better you are as a listener, the more effective you will be as a manager. 08

3    Structure of the Code of Conduct    Chapter The Code of Conduct is organized into three chapters. Chapter 1 deals with the attitude we should adopt with our customers.    Acting with honesty and integrity and pursuing the best interests of our 2 customers is a core component of our business practices.     Honesty and Integrity Chapter Ensuring Quality Exceeding Customer Expectations Chapter 2 presents a set of standards designed to help us fulfill our 1 responsibilities as a good corporate citizen.    MUFG’s reputation depends upon the trust and confidence of our Chapter customers and other stakeholders, including local communities, and we are responsible to society on a global level. Adherence to Laws and Rules Prevention of Financial Crime Contributing to Society Chapter 3 describes the actions and mindset that will create a stimulating Conduct and supportive working environment as MUFG continues to grow.    of Our success depends on building and maintaining a dynamic workplace Code where all staff can reach their full potential in ways that support our customers and make a valuable contribution to society as a whole. Challenge Ourselves to Grow Collaborative and Professional Working Environment Protecting MUFG’s Assets and Property Reporting Problem Situations and Seeking Advice Note Explanations in each chapter are described in 1 4 or Introduction 09

Chapter 1. Customer Focus Our customers are at the center of everything we do, and should always be the focus of our thoughts. Our aim should be to win the trust and confidence of our customers at all times. MUFG exists today because of the trust and confidence that customers have placed in us over many years. Our role is to increase and strengthen this bedrock of trust and confidence. Our activities are not driven by the prospect of short-term gains. Instead, we look to build ongoing relationships with our customers to support their long-term growth. 3

Honesty and Integrity    Chapter Our customers are at the center of everything we do. We carry out fair and transparent corporate activities with honesty and integrity. We treat customer assets with care and respect and strive always to ensure that our actions do not unjustly damage our customers’ interests.    2     Acting with Honesty and Integrity Chapter    We place our customers at the center of everything we do. Our thoughts are always of how best to help our customers, and we work fairly and honestly to support our customers’ long-term sustained growth. Safeguarding Customer Assets (Including     Information) 1    Our customers entrust us with important assets such as cash and securities as well as information. The loss, leakage, or misuse of our customers’ information can not only Chapter cause serious damage to customer interests, but can also seriously undermine the trust and confidence in MUFG.    We treat our customers’ financial assets with the utmost care, and ensure that they are properly safeguarded at all times.    We also protect the confidentiality and security of customer information Protecting Customer Interests Properly    We act with honesty and integrity to ensure that our conduct does not unjustly damage customer interests. Conduct conducting business with customers, of When we are sensitive to the possibility of conflicts of interest that may exist between customers or between a customer and a Code Group entity. We act appropriately at all times, in line with the guidelines on managing conflicts of interest. About Performance Objectives Have you ever felt a conflict of interest between achieving your targets and maintaining the customer’s trust? As a company, we have a responsibility to achieve our objectives. But these must be achieved by doing the right thing and earning trust and reputation from our customers. If you ever feel any conflict between achieving an objective and maintaining the customer’s Introduction trust, always prioritize the customer’s trust above everything else. Remind yourself that achieving objectives is only meaningful if it is achieved by following the correct procedures. 11

Ensuring Quality To build lasting relationships of trust and confidence with our customers, we listen carefully to what our customers are telling us, and maintain thoroughgoing quality control of all our products and services, from planning and development to provision and subsequent revisions, with a view to further enhancing quality. Best Possible Products and Services for Customers In order to earn trust from customers and build lasting positive business relationships with them, it is important to maintain thorough quality control at all stages in the development and delivery of our products and services. Quality control means developing and providing the best possible products and services for customers, and ensuring accuracy and safety in all our business dealings. To this end, it is important to always keep in mind the following principles: 1 Clearly define the customer and their needs when planning and developing products. 2 Ensure that the risks associated with our products and services are understandable and acceptable to the customer. 3 Ensure that products and services proposed and provided to customers match their purposes, needs, knowledge, experience, financial capabilities, and other relevant conditions. 4 Give clear and accurate explanations that allow customers to understand the nature and risks of our products and services. Be fair-minded, courteous, and sincere in all dealings with our customers. Unending Work to Improve Quality We regularly confirm that our products and services are meeting the needs of our customers, and work constantly to review and improve the quality of all our products and services. Ensuring Quality Financial products and services are not visible or physical. However, quality control is important, just like with any product, from the viewpoint of suitability for customers’ needs, ease of understanding, and ease of use. Specifically, effective management is based on the life cycle from product planning and development to sales and after-sales follow-up. If problems arise, they will appear in the voice of the customer or in the observation of someone else in the company. Be sensitive enough to notice them. 12

Exceeding Customer Expectations 3 Chapter We aim to meet the diverse needs of our customers worldwide, and to provide services exceeding their expectations through the highest standards of professionalism, by leveraging our global network and the consolidated strengths of the entire Group. Improving Expertise 2 To provide our customers with the best possible products and services, every one of us works to improve our professional knowledge and expertise. Chapter Leveraging the Consolidated Strengths of MUFG For our customers, MUFG is a single company. And we will continue to provide 1 services that exceed customer expectations by bringing our strengths and capabilities together and acting as an integrated group. Chapter Using Our Global Network We use MUFG’s global network to provide outstanding products and services that are truly world class. Conduct of Code What is the Risk-ownership of the 1st line of defense? The first-line-of-defense refers to the Business Unit of business execution, such as sales and marketing. There are risks associated with sales activities, but some people within the first line of defense may have a false sense that risk management should be entrusted to the Risk Management Office, which is the second-line-of-defense, and that they should concentrate on earning. The primary responsibility for managing risk associated with sales activities rests with the first-line-of-defense, which is responsible for the consequences of Introduction risk events. Risk-ownership means being prepared for the consequences of sales-related risks. Staff in the first-line should be aware of risk ownership, identify risks in their day-to-day operations, and strive to control them as needed. 13

Chapter 2. Responsibility as a Corporate Citizen As we develop our business globally, we comply with all the domestic and international laws and rules that may apply. We do all we can to maintain stability and confidence in the global financial system, and contribute to the sound and healthy growth of society. Aware of the responsibility each of us has as a member of MUFG, we carry out fair and transparent corporate activities with honesty and integrity, in a manner that supports and strengthens the trust and confidence MUFG has earned from society over many years. 14

Adherence to Laws and Rules 3 Chapter In addition to adhering strictly to all domestic and international laws and rules, we strive to do the right thing based on our strict code of ethics. Violations of laws or rules damage the vital social infrastructure of the financial system and lead to a loss of trust in MUFG. We strictly abide by all laws and rules relating to our business, including the following areas: 2 Prohibition of Insider Trading Chapter    Insider trading is illegal in many countries and is strictly regulated, regardless of the amount of money involved.    We manage material information rigorously and have no involvement in activities that use material nonpublic information to gain illegal profits. 1     Ban on Unfair Trading Practices    As a participant in a fair, transparent, and free competitive market, we have no Chapter involvement with unfair trading practices (including cartels, abuse of dominant position, and market manipulation).    We abide strictly with all the laws and rules in place to protect fair trading, including firewall regulations and the arm’s length rule. Accurate Recording and Appropriate Disclosure    Records of our business activities, including financial information, are accurately recorded and properly maintained and managed.    To ensure that MUFG is properly understood and evaluated in the wider society, it is Conduct incumbent on us to ensure that company information is disclosed in a timely and of appropriate manner, including financial reports. Concealment or nondisclosure of Code information damages our trust and reputation. We are not involved in any inaccurate or inappropriate disclosure of information, or in any attempt to conceal information. Lessons Learned Reports on corporate scandals appear in the media almost on a daily basis. You must never think that these scandals are something that doesn’t concern us. What has happened at other companies could happen here too. Scandals have affected MUFG companies as well. We must analyze the reasons for these failures, discuss ways of ensuring they do not happen again, and then implement these measures thoroughly. Being humble enough to Introduction learn from our own mistakes and those of others is a key part of what it takes to build a good, strong company. 15

Prevention of Financial Crime We have zero tolerance for financial crime or any attempt to circumvent the rules and procedures aimed at preventing financial crime. We take all reasonable steps possible to prevent our products and services being used by individuals or entities involved in illegal or improper activities such as money laundering and terrorist financing. Preventing Financial Crimes and Misuse of Financial Services    We remain alert to the possibility that the financial services provided by MUFG on a global basis may be misused to facilitate financial crimes as per below, and do everything in our power to prevent illicit activities involving our products and services.    Money laundering / Terrorist Financing    Provision of financial services to the government and individuals subject to economic sanctions Participation in or promotion of bribery and corruption Facilitation of tax evasion No Relationships with Criminal Elements    All relationships with any criminal elements are strictly forbidden. And we work closely with the police, legal counsel, and other relevant external organizations to protect the safety of all our staff. 16

Contributing to Society 3 Chapter We respect the history, cultures, and customs of different countries and regions around the world, and work to contribute to the development of local and global communities and the protection of the environment throughout our corporate activities and the social volunteer efforts of our staff. 2    Giving Back to Communities     Chapter    As a good corporate citizen, MUFG is proactively engaged with local communities and contributes to their development.    As members of regional communities and the global community, we volunteer actively to take part in activities that make a meaningful contribution to society. 1 Commitment to the Environment Chapter    We work to minimize the environmental impact of our corporate activities, as well as striving to develop and supply products and services that contribute to environmental conservation and protection, thus contributing to making a sustainable society a reality. Sustainable Growth    Have you ever heard of “ESG” or “SDGs”? Conduct ESG stands for “Environment, Social and Governance”; three essential elements for the of long-term growth of a company. SDGs (“Sustainable Development Goals”) are the blueprint for cooperative interactions between national governments and private Code companies to tackle social issues, such as clean energy and economic growth, to achieve a better global future. Our customers and investors now have a strong tendency to view companies from such perspectives. With the development of the ‘information society’, including the introduction of social networking services, our society has become a place where good and bad conduct can be quickly and easily revealed to the public. Increasingly, a company that engages in proper conduct as a corporate citizen can win more trust from customers and receive positive evaluations from investors. However, the reverse is also true. With consideration of the public nature of financial services and our position in the industry, we must assume that Introduction social expectations towards MUFG are very high and it is therefore essential that each member of staff and executive engages in proper conduct with an understanding of those expectations. 17

Chapter 3. Attitudes and Behaviors in the Workplace We strive to respond and adapt promptly to the diversifying and evolving needs of our customers and the rapidly changing environment in which we work. The working environment at MUFG fosters mutual respect, enables individuals to make the most of their abilities as professionals, and maximizes the power of teamwork across regions and different areas of business, encouraging all staff to embrace new challenges. We work always to protect and maintain the tangible and intangible assets and property that MUFG has accumulated. 18

Challenge Ourselves to Grow 3     We strive to enhance our knowledge, expertise, and potential and maximize the power Chapter of teamwork. We believe that the changing business environment represents opportunity and are always ready to embrace new challenges in new fields. Personal Growth 2    As the needs and businesses of our customers continue to evolve, it is essential Chapter that we too continue to grow professionally so as to provide the best possible products and services for customers.    We endeavor to improve our individual skills, abilities, and potential, through our work and by taking advantage of training and educational opportunities both inside and outside of MUFG. We proactively support the efforts of all MUFG staff toward personal growth. 1 Chapter Teamwork    We share information, skills, and expertise within MUFG and continue to be committed to maximizing the power of teamwork in pursuit of our business. Openness to New Challenges    Monitoring developments in society and changes in the business environment,    we embrace new challenges in the belief that change represents opportunity. We positively support and evaluate employees who actively take on challenges. Conduct of    Code There is no growth without challenges, and no success without growth    Learning and experience are important aspects of how we grow as people. But sometimes challenges are necessary too. Particularly when major changes are Introduction happening, accepting a challenge without fear of failure can lead to major growth. This applies not only to individuals but to entire organizations. 19

3- Collaborative and Professional Working Environment We respect the human rights and diversity of all MUFG staff. We do not engage in or tolerate any form of discrimination or harassment or any other behavior that infringes these beliefs. Respect for Human Rights and Diversity    As a global group, our workforce is highly diverse in terms of race, skin color, national origin, birth place, belief, religion, gender, sexual orientation, gender identity, age, and physical or mental disability.    Diversity is one of MUFG’s strengths. We do not tolerate discrimination or infringement of the rights of any individual, and respect a diversity of values. Open Communication    We strive to create an open and vibrant workplace in which staff deal with one another with sincerity and honesty, regardless of position, helping and respecting each other. Prohibition of Harassment    Harassment undermines the dignity of the recipient and seriously damages the smooth running of the organization. We do not commit or tolerate any sexual harassment, power harassment, or other threatening or hostile behavior, including harassment from external sources. We do not tolerate any harassment or bullying within the company. Respect each other Harassment, such as sexual harassment and power harassment, is an act that seriously harms people and will not be tolerated by MUFG, regardless of whether it is regulated by law or not. In order for all executives and employees to respect each other, it is important to think about diversity and inclusiveness. 20

3-3 Protecting MUFG’s Assets and Property 3     Chapter We protect the tangible and intangible assets and property of MUFG and individual Group entities, and do not tolerate any behavior that might damage these assets.    We support the proper protection and management of corporate assets, and do not tolerate any personal misuse of these assets.    2    Chapter    1 Chapter    Conduct of Code    Introduction    21

Reporting Problem Situations and Seeking Advice If you become aware of conduct that contravenes the law, company regulations, or the provisions of this Code of Conduct, or any other problem situations, you should promptly report the matter and seek advice from a supervisor or issue a report via MUFG’s whistleblowing systems. If you suspect there is any problem within the company, you should promptly report the matter to an appropriate person, for example a supervisor or senior manager, or you should use the various whistleblowing arrangements in place across the Group or other means available locally. Whether the whistleblowing arrangements are used or not, the person who receives the report or information about any problem will treat it in the strictest confidence and MUFG is committed to ensuring that reporting staff do not suffer retaliation or other negative consequences. The MUFG Group Compliance Helpline Nishimura & Asahi (Attention: MUFG Group Compliance Helpline)                (Address) Otemon Tower, 1-1-2 Otemachi, Chiyoda-ku, Tokyo 100-8124, Japan (E-mail)    mufgwhistleblow@jurists.co.jp (Web Address) http://www.jurists.co.jp/en/ Please note that the MUFG Group Compliance Helpline may not be available in some countries or regions due, for example, to data protection law. See your local Whistleblowing Policy for details of the escalation routes available to you.    MUFG Audit Committee (Address)    2-7-1, Marunouchi, Chiyoda-ku, Tokyo 100-8388, Japan (E-mail)                mufg-group-helpline_kansaiinkai_PF@mufg.jp MUFG Audit Committee contacts you through an external law office. Contact information for each region Asia Please use the MUFG Group Compliance Helpline above, or your local helpline as set out in the local Whistleblowing Policy.    Americas www.MUFGAmericasIntegrityLine.com EMEA For MUFG Bank branches, subsidiaries and representative offices see the EMEA homepage on FIDES and follow the Whistleblowing link: https://intranet.sps.emeares.local/emea/Pages/default.aspx For MUS(EMEA), MUS(EU) and their branches see the EMEA homepage on CONNECT and follow the Whistleblowing Hotline link: http://home.intranet.mfil.local/Pages/default.aspx For MUTB and its subsidiaries, please report in accordance with your companies’ whistleblowing system 22

Speak Up 3    If you have concerns or questions about conduct that you think might contravene the law, Chapter company regulations, or this Code of Conduct, be sure to report the matter promptly to the appropriate person or seek advice from a supervisor or person in charge of compliance issues, or use the whistleblowing system established within each MUFG company. Never worry that you might be making a fuss about something minor. Trust your sense that something is wrong. There will never be any repercussions for reporting a matter through the whistleblowing 2 system. Management will be responsible for carrying out full and proper investigation into the matter you have brought to our attention. The MUFG Group Compliance Helpline has received accreditation from the Japanese Chapter Consumer Affairs Agency that it meets the review criteria for certification of the whistleblowing system. We have received public approval that our whistleblowing system appropriately protects reporting personnel.    1    Chapter Conduct of    Code Introduction 23

Mitsubishi UFJ Financial Group, Inc. Compliance Division, Corporate Planning Division April.2020 establishment

Excerpts from MUFG’s Compliance Rules

(English Translation)

(Objective)

Article 1.

These rules prescribe basic matters relating to compliance with laws and regulations.

(Revision and abolition)

Article 2.

These rules may be revised or abolished by decision of the Executive Committee; provided, however, that any material revision or abolishment of rules relating to the duties and responsibilities of the Board of Directors or Member of the Board of Directors shall be made pursuant to a resolution of the Board of Directors.

(Definitions)

Article 4.

(1)	In these rules, “laws and regulations” mean laws and government ordinances to be strictly observed by MUFG personnel when carrying out business operations, as well as MUFG’s Articles of Incorporation, Code of Ethics, and other rules and regulations established according to the laws and government ordinances above.

(2)	In these rules, “compliance” means understanding the purpose and contents of laws and regulations properly, and behaving in an appropriate manner so as not to violate applicable laws and regulations.

(3)	In these rules, “affiliates” is a general term for MUFG’s consolidated subsidiaries and affiliated companies accounted for by the equity-method.

(4)	In these rules, “MUFG Group” means MUFG and its affiliates.

(Fundamental Policy)

Article 5.

The MUFG Ethical Framework and Code of Conduct are the foundations of compliance at MUFG.

(Responsibilities of Members of the Board of Directors, Corporate Executives (Shikko Yaku), Executive officers (Shikko Yakuin) and Board of Directors)

Article 6.

(1)	In accordance with the “Ethical Framework and Code of Conduct”, MUFG Members of the Board of Directors, corporate executives (shikko yaku) and executive officers (shikko yakuin) must carry out their responsibilities with the recognition that compliance is one of the most important objectives of management.

(2)	The board of directors must establish systems necessary for compliance and seek to achieve and maintain compliance.

(Responsibility of MUFG Managing Directors)

Article 7.

Managing Directors must implement compliance within their division.

(Responsibility of MUFG Employees)

Article 8.

(1)	MUFG employees must ensure compliance while performing their duties, and act in accordance with the “Ethical Framework and Code of Conduct”.

(2)	MUFG employees must strive to acquire adequate knowledge of the laws and regulations which are necessary to their business operations.

(Directors in charge of the Global Compliance Division and the Global Financial Crimes Division)

Article 10.

(1)	The Directors in charge of the Global Compliance Division and the Global Financial Crimes Division must report matters concerning compliance to the Board of Directors or Executive Committee as necessary.

(2)	When there is a risk of an unavoidable conflict of interest with a different division that the director in charge of the Global Compliance Division is also in charge of, to insure the independence of the Global Compliance Division, the managing director of the Global Compliance Division shall report to the President and CEO. The President and CEO will report to the Board of Directors or Executive Committee as necessary. Appropriate action shall also be taken to avoid conflicts of interest in cases other than those mentioned above.

(Office in Charge of Compliance)

Article 11.

(1)	The Global Compliance Division is in charge of overseeing the overall compliance framework.

*    *    *

(4)	When the Global Compliance Division receives reports of problems or possible problems relating to compliance, or when it discovers such problems itself, it must take necessary actions.

Article 11. ii

The Global Financial Crimes Division is in charge of overseeing the Group’s measures and management systems concerning global financial crimes, including money laundering prevention, economic sanctions measures, and bribery and corruption prevention.

(Compliance Officers Responsible)

Article 12.

The head of each business group is the compliance officer responsible for that business group. The compliance officer responsible oversees their business group and is responsible for any compliance related planning and supervision within their jurisdiction.

(Group Chief Compliance Officer)

Article 13.

(1)	A Group Chief Compliance Officer (CCO) (primarily the responsibility of the Global Compliance Division and the Global Financial Crimes Division) will be appointed based on Article 19 Paragraph 2 of the Organizational Regulations. When there is no appointed Group CCO, the director overseeing the Global Compliance Division will act as CCO.

(2)	The Group CCO (or in cases where there is no Group CCO, the CCO) shall oversee the coordination of division compliance officers (defined in Article 14), the chief compliance officer of each company in the MUFG Group, and any persons filling both those roles, as well as provide necessary guidance, advice and instruction based on the management agreement.

(3)	The Group CCO (or in cases where there is no Group CCO, the CCO) can request reports on compliance matters from the specified compliance officers responsible (defined in Article 12).

*    *    *

(Division Compliance Officers)

Article 14.

(1)	A chief manager in each division will serve as division compliance officer. Each managing director may appoint a person equivalent to a chief manager as division compliance officer. In such cases, the managing director should report to the Global Compliance Division in the Corporate Center, the compliance officer responsible for each business group (defined in Article 12), or the Global Compliance Division.

(2)	The division compliance officer is responsible for the strengthening of compliance in each division and for planning and supervising compliance related issues regarding business matters under their jurisdiction. Furthermore, the compliance officer will carry out duties including the management and compliance checking of documents, gathering information concerning the establishment and revision of laws relating to the duties of each division, working to improve general compliance conditions, and will play a central role in implementing compliance measures in each division.

(Responsibilities of Managing Directors)

Article 15.

When the managing director receives reports of problems or possible problems relating to compliance from the division compliance officer, or when they discover such problems themselves, they must consult with the managing director of the Global Compliance Division as well as provide orders and instructions to the division compliance officer. Furthermore, in each business group, they must report to the compliance officer responsible.

(Compliance Reporting System)

Article 16.

(1)	When a MUFG employee discovers problems or possible problems relating to compliance, they must report directly to their senior managers and the division compliance officer as stipulated in Article 14.

(2)	A person receiving such report must treat the report with appropriate care in working towards a resolution. Furthermore, the information relating to any reporting person must be treated with appropriate caution.

(3)	When the compliance officers receive reports of or otherwise detect violations of laws and regulations, or possible violations, they must report directly to the Global Compliance Division or the Global Financial Crimes Division and the managing director of their division. In cases where the managing director is involved in inappropriate conduct or behavior (including cases where such involvement is suspected or where a determination as to such involvement is difficult to make), such reports must be made to the Global Compliance Division or the Global Financial Crimes Division.

(4)	When a MUFG employee does not wish to report to their senior managers and the division compliance officer due to said officer being complicit in a violation of laws and regulations or the possibility thereof, or when no response or remediation is made despite an employee having made a report, the employee can report directly to the Global Compliance Division. In each business group, reports can be made to necessary parties other than those mentioned above, based on the instructions of the compliance officer responsible (defined in Article 12).

(5)	When a report of a problem or possible problem relating to compliance are made, it shall be prohibited to take any action to seek or identify the person who made the report or take any adverse employment action against such person for making the report.

Excerpts from MUFG’s Compliance Manual

(English Translation)

I.	Legal issues regarding Management

(3)	Board Director and Corporate Executive

(4)	Transactions involving a conflict of interest

When a Board Member or a Corporate Executive engages in a transaction involving a conflict of interest, the Board Member or the Corporate Executive must receive the approval of the Board of Directors.

III.	Specific issues

5.	Conflicts of interest

When a conflict of interest arises in connection with an operation involving any of the MUFG Group companies, Directors or employees, on one hand, and a customer or other third-party, the Director or employee, the MUFG Group company to which such Director or employee belongs, or any other MUFG Group company, on the other, the MUFG Group company, Director or employee must perform the operation in a proper manner.

Excerpts from MUFG’s Rules of Employment

(English Translation)

(Disciplinary Action)

Article 40.

The company will take disciplinary action when employees take the following prohibited actions:

(17) If an employee violated the rules of employment or any other applicable internal rules.